As filed with the Securities and Exchange Commission on January
15, 1998

                                        Registration No. 333-
=================================================================
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             Form S-3
                    REGISTRATION STATEMENT
                              Under
                    THE SECURITIES ACT OF 1933
                         ---------------
                     Computer Horizons Corp.
     (Exact name of registrant as specified in its charter)

New York           49 Old Bloomfield Avenue       13-2638902
(State or other  Mountain Lakes, New Jersey 07046    (I.R.S.
jurisdiction of           (973) 299-4000             Employer
incorporation or                                  Identification
organization)                                         Number)

                       John J. Cassese
                  Chairman, Chief Executive
                    Officer and President
                   Computer Horizons Corp.
                  49 Old Bloomfield Avenue
              Mountain Lakes, New Jersey 07046
                        (973) 299-4000
        (Address, including zip code, and telephone
              number, including area code, of
          registrant's principal executive offices)

                         Copies to:

Robert A. Cantone, Esq.         Dennis M. DiVenuta
Proskauer Rose LLP              General Counsel
1585 Broadway                   Computer Horizons Corp.
New York, New York  10036       49 Old Bloomfield Avenue
(212) 969-3000                  Mountain Lakes, New Jersey 07046
                                973) 299-4000


     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are
being offered pursuant to dividend or interest reinvestment
plans, please check the following box:   [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment
plans, check the following box:   [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                    CALCULATION OF REGISTRATION FEE
________________________________________________________________
________________________________________________________________

                           Proposed     Proposed
Title of                   Maximum      Maximum
Securities    Amount       Offering     Aggregate   Amount of
To Be         To Be        Price Per    Offering    Registration
Registered    Registered   Share        Price (a)   Fee
________________________________________________________________

Common        566,666      $39.22       $22,224,640.52  $6,556.27
Stock, $.10   shares
par value
________________________________________________________________

(a) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices of the registrant's Common Stock on the Nasdaq National Market on
January 12, 1998.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                    COMPUTER HORIZONS CORP.

                         ---------------

                   566,666 SHARES OF COMMON STOCK
                          ($0.10 Par Value)

                         ---------------

     This Prospectus has been prepared for use in connection with proposed sales of up to 566,666 shares (the "Offered Shares") of the common stock, par value $0.10 (the "Common Stock"), of Computer Horizons Corp. (the "Company"), which may be made from time to time by or for the account of certain stockholders of the Company (the "Selling Stockholders"). See "The Selling Stockholders". The Company will receive no part of the proceeds of this offering. The Offered Shares were acquired by the Selling Stockholders in connection with the acquisition by the Company of a business that was owned by the Selling Stockholders.

     The Common Stock is traded on the Nasdaq National Market under the symbol "CHRZ". On January 14, 1998, the closing sale price of the Common Stock was $43. Sales of Offered Shares may be made through brokers, dealers or agents or directly to purchasers, and may be effected in the over-the-counter market or otherwise, and at market prices prevailing at the time of sale, fixed prices or negotiated prices. See "Manner of Sale".

     The Selling Stockholders will bear all commissions, and other compensation paid to brokers in connection with the sale of the Offered Shares. The Company will bear the expense of registering the Offered Shares issued and the shares issuable upon exercise of the options referred to above.

     Computer Horizons is a diversified information technology services company that provides IT staffing and solutions services, including Year 2000 services, to major corporations. Founded in 1969 as a provider of IT staffing resources, the Company has expanded through internal growth and acquisitions to become a leading national provider of IT staffing services. The Company also offers its clients various IT solutions services, including application development, conversions/migrations, legacy maintenance outsourcing, enterprise network management and knowledge transfer and training. The Company's Year 2000 solution addresses all phases of Year 2000 projects from assessment through full compliance and is based on its proprietary Signature 2000 Toolset. The Company's Year 2000 services business, which represented approximately 3% of the Company's revenues in the first nine months of 1996, accounted for approximately 21% of its revenues in the first nine months of 1997.

     See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered by prospective purchasers of the Offered Shares.

                         ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ---------------


        The date of this Prospectus is _______ __, 1998


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC").

     The Company has filed, through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), a Registration Statement on Form S-3 (the "Registration Statement") with the SEC under the Securities Act of 1933 (the "Securities Act") with respect to the Offered Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including such omitted portions) are available from the SEC upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Chicago Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, New York, New York 10048). Copies of such material may be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, DC 20006.
Material filed electronically through EDGAR may also be accessed through the SEC's home page on the World Wide Web at http://www.sec.gov.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the SEC, are incorporated by reference in this
Prospectus:

     (a)  Annual Report on Form 10-K for the fiscal year ended
December 31, 1996 (File No. 0-7282);

     (b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

     (c) Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 1997;

     (d) Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 1997;

     (e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A;

     (f)  Current Report on Form 8-K dated December 19, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated or deemed incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary, Computer Horizons Corp. at 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046, telephone number (973) 299-4000.


                         RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.

Fluctuations in Quarterly Operating Results

     The Company's revenues and operating results are subject to significant variation from quarter to quarter. Revenues are subject to fluctuation based upon a number of factors, including the timing and number of client projects commenced and completed during the quarter, delays incurred in connection with projects, the Company's ability to retain key personnel, the ability of the Company to develop, introduce and market new and enhanced services, announcements by the Company or its competitors, the growth rate of the market for IT staffing and solution services, including Year 2000 services, and general economic conditions. Unanticipated termination of a project or the decision by a client not to proceed to the stage of a project anticipated by the Company could result in decreased revenues and lower employee utilization rates which could have a material adverse effect on the Company's business, operating results and financial condition. For example, in the second quarter of 1996, the Company lost a contract with a major client which resulted in a decline in solutions revenues and net income. There can be no assurance that the Company will not experience a similar loss in the future. The principal factors affecting the Company's gross margin are the level of salary and other compensation related expenses necessary to attract and retain qualified technical personnel and the mix of staffing versus solutions business during the quarter. Compensation levels can be impacted by a variety of factors including competition for highly-skilled employees and inflation. The Company's operating results are also subject to fluctuation as a result of other factors including the accuracy of estimates of fixed-price projects, employee utilization rates and extraordinary events such as acquisitions or litigation. The Company's operating results may also be affected in the future by the licensing of its Signature 2000 Toolset which it has recently begun to offer to third parties. To date, the Company has only licensed the software to one client and there can be no assurance that it will be successful in its future licensing activities. However, to the extent the Company does license its software, the revenues from such licensing activities may result in significant fluctuations in the Company's revenues and operating results.

     The Company has from time to time disclosed bookings for its Year 2000 services business. These bookings include projects which the Company has been advised that it has been awarded the business but which are not yet subject to contractual arrangements as well as projects which are subject to fully executed contracts. In addition, to the extent that the project is not being undertaken on a fixed-price basis, bookings are based on the Company's estimate of billings expected to result from such project. There can be no assurance that the amounts included in bookings at any given time will result in revenues being recognized in the time frame anticipated by the Company or at all. As a result, bookings should not be relied upon as an indication of revenues in any future period.

     Due to all of the foregoing factors, in some future quarter or quarters the Company's operating results may be below the expectations of securities analysts and investors. For example, in the second quarter of 1996, the Company failed to meet the expectations of securities analysts as a result of the loss of a contract with a major client. Failure of the Company to meet such expectations would have a material adverse effect on the price of the Company's Common Stock. See "--Potential Volatility of Stock Price".

Recruitment and Retention of IT Professionals

     The Company's business is labor intensive and depends to a large extent on its ability to attract, train, motivate and retain highly-skilled IT professionals and project managers. The Company must continually identify and recruit technical personnel for both its staffing and solutions businesses to fill new positions and to replace employees who have left the Company. Qualified IT professionals are in great demand worldwide and are likely to remain a limited resource for the foreseeable future. In addition, the IT service industry has experienced high employee turnover rates which have increased in recent periods and the Company's experience has been consistent with such trends. There can be no assurance that the Company will be successful in attracting a sufficient number of highly-skilled employees in the future, or that it will be successful in retaining existing and future employees and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. In addition, to the extent that the number of companies in the IT services industry increases and such companies seek to expand their employee bases, the competition for skilled employees and the compensation being offered to such employees is likely to increase. As a result of the foregoing, the Company may in the future be required to incur higher recruiting expenses and increase its compensation levels, either of which could have a material adverse effect on its business, operating results and financial condition.

Risk Associated with Year 2000 Business; Risks Associated with
New Services

     The Company expects to derive a significant percentage of its solutions revenues from Year 2000 services through at least 1999. There can be no assurance that the Company will be successful in increasing its Year 2000 business or, to the extent that such business increases, that the Company will be able to meet the demand for such services on a timely basis. Any failure of the Company to increase such business or meet such demand could have a material adverse effect on the Company's business, operating results and financial condition. While a substantial majority of the Company's current solutions bookings are for Year 2000 projects, the Company expects this demand to begin to decrease as the implementation and testing of many Year 2000 conversion projects is completed. Any such decrease, to the extent it is not offset by an increase in the Company's other businesses, could have a material adverse effect on the Company's business, operating results and financial condition. In addition, by devoting significant resources during the next several years to its Year 2000 services business, the Company's ability to develop, introduce and market new services could be adversely affected.

     The Company is seeking to leverage its knowledge of clients' IT systems and applications obtained during Year 2000 projects into additional engagements involving other solutions services including services not previously provided by the Company. The Company's ability to successfully develop new services depends on a number of factors, including its ability to identify and effectively integrate new services into the Company's existing operating structure. The identification and offering of new services in which the Company has little or no experience or expertise could result in a significant diversion of management's attention and place disproportionate demands on the Company's operational, administrative and financial resources. There can be no assurance that the Company will be successful in generating additional business from its Year 2000 clients for other services or that the performance of any new service offerings will meet management's expectations or provide the same gross margins as the Company's existing operations.

Dependence on Staffing Business

     In the year ended December 31, 1996 and the first nine months of 1997, the Company's staffing business accounted for approximately 73% and 67% of revenues, respectively. As a result, the Company's future operating results depend in large part on the continued growth and profitability of the Company's staffing business. Any decline in, or failure of the Company's staffing business to grow at anticipated rates, as a result of competition or otherwise, would have a material adverse effect on the Company's business, operating results and financial condition.

Concentration of Revenues; Dependence on Large Projects

     The Company has derived, and believes that it will continue to derive, a significant portion of its revenues from a limited number of large clients. In the year ended December 31, 1996 and the first nine months of 1997, the Company's ten largest clients accounted for approximately 40% and 46% of its revenues, respectively. One customer, AT&T, accounted for approximately 10% and 13% of revenues in the year ended December 31, 1996 and the first nine months of 1997, respectively. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not use the Company's services in a subsequent year. For example, in the second quarter of 1996, the Company lost a contract with a major client which resulted in a decline in solutions revenues and net income. The loss of any large client could have a material adverse effect on the Company's business, operating results and financial condition.

     Most of the Company's contracts are terminable by the client following limited notice and without significant penalty. In addition, each stage of a project represents a separate contractual commitment at the end of which the client may elect not to proceed to the next stage of the project. There can be no assurance that in the future one or more of the Company's major clients will not terminate a contract, reduce the scope of a large project or elect not to proceed to the stage of a project anticipated by the Company. The cancellation or significant reduction in the scope of a large project could have a material adverse effect on the Company's business, operating results and financial condition.

Competition

     The markets for the Company's services are highly competitive. The Company believes that the market for IT staffing services is highly fragmented and regionalized. As a result, in addition to competing with larger providers of IT staffing services such as Cap Gemini SA, Computer Task Group, Inc., Keane, Inc. and Mastech Corporation, the Company also competes with a large number of regional providers of staffing services. In addition, the Company competes for staffing projects with the information systems groups of its prospective clients. In its solutions business, including its Year 2000 services business, the Company competes with consulting and system integration firms, including Analysts International Corporation, Andersen Consulting, CIBER, Inc., Computer Sciences Corporation, Electronic Data Systems Corp., Information Management Resources, Inc., International Business Machines Corporation, Keane, Inc. and the "Big Six" accounting firms. The Company also competes in the IT solutions market with vendors of application software. In addition, there are relatively low barriers to entry into the Company's markets and the Company has faced, and expects to continue to face, additional competition from other established and emerging companies. Increased competition may result in greater pricing pressure which could have a material adverse effect on the Company's operating results.

     The Company believes competition will continue to intensify as the market for IT services continues to develop and competitors focus on additional service offerings such as Year 2000 services and European Monetary Union ("EMU") conversion services. There can be no assurance that other companies will not develop services, products and marketing approaches that will be more successful than those of the Company. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in clients' requirements, or to devote greater resources to the development, promotion, sale and support of their services and products than the Company. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services or products to address the staffing and solutions needs of the Company's prospective clients. Accordingly, it is possible that new competitors, alliances among competitors or alliances between competitors and third parties may emerge and acquire significant market share. If this were to occur, it could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company believes that the principal competitive factors in its market include quality of services and deliverables, speed of development and implementation, price, project management capability and technical and business expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate project managers and other IT professional staff, the development by others of software that is competitive with the Company's services and products and the extent of its competitors' responsiveness to client needs. There can be no assurance that the Company can maintain its competitive position against current and potential competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition.

Risks of Technological Change and Evolving Industry Standards

     The IT services industry is characterized by rapid technological change, changing client requirements and new service and product introductions. The introduction of competitive IT solutions embodying new technologies and the emergence of new industry standards may render the Company's existing IT solutions or underlying technologies obsolete or unmarketable. As a result, the Company will be dependent in large part upon its ability to develop new IT solutions that address the increasingly sophisticated needs of its clients, keep pace with new competitive service and product offerings and emerging industry standards and achieve broad market acceptance. There can be no assurance that the Company will be successful in developing and marketing new IT solutions that respond to technological change, changing client requirements or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new IT solutions or that its IT solutions will adequately meet the requirements of the marketplace and achieve market acceptance.

Fixed-Price Contracts

     The Company offers certain of its services on a fixed-price rather than on a time and materials or best efforts basis. Although the Company draws upon the past experience of its project managers and senior technical personnel to estimate the cost of performing fixed-price projects, the Company has a limited history upon which to base such estimates. Since under the terms of such contracts the Company bears the risk of cost overruns and inflation in connection with these projects, the Company's failure to estimate accurately the resources and time required for a project or its failure to complete its contractual obligations within the time frame committed could have a material adverse effect on the Company's operating results and financial condition. In the past, the Company has been required to commit unanticipated additional resources to complete certain projects, which negatively affected the Company's profitability on such projects and there can be no assurance that the Company will not experience similar situations in the future.

Risks Associated with Failure to Manage Growth and a Changing
Business

     The Company has recently experienced a period of significant growth that has placed, and could continue to place, a significant strain on its management and operations. From September 1996 to September 1997, the number of the Company's billable consultants has increased from approximately 2,350 to 2,800 full-time employees and independent contractors, and further increases are expected. The Company has also expanded geographically by opening new offices and it intends to open additional offices which will require that the Company successfully replicate its current business model in remote locations. In addition, the Company is seeking to further expand its solutions business, including its Year 2000 services business. The Company's ability to manage future growth, if any, will require the Company to continually enhance its operational and financial control systems, implement new systems as necessary, and will depend on its ability to attract, train, assimilate and retain qualified personnel. The
Company is in the process of implementing a new accounting system in order to provide it with the flexibility to address the variations in billing arrangements required for its solutions business. Although the Company intends to run its existing and new systems in parallel for some period of time, there can be no assurance that the Company will not experience difficulties in the operation of its new accounting system which could result in delays or disruptions in billing its clients. Any significant delays or disruptions in the Company's billing cycle could have a material adverse effect on the Company's operating results in the affected period. The failure of the Company's management to respond effectively to future growth, if any, and the changing nature of its business could have a material adverse effect on the Company's business, operating results and financial condition.

Risks Associated with Potential Acquisitions

     As part of the Company's strategy, it intends to pursue strategic acquisitions. Such acquisitions could present significant challenges to the Company's management. There is significant competition for acquisition opportunities in the IT services industry which may make the completion of acquisitions more difficult and expensive. In addition, some competitors for these acquisition candidates have greater resources than the Company. If the Company is successful in completing acquisitions, it will face numerous risks, including difficulties assimilating new operations and personnel, the need to manage geographically remote businesses and the diversion of management attention from other business concerns. Any acquisition, depending on its size, could result in the use of a significant portion of the Company's cash, or if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's shareholders. Furthermore, there can be no assurance that any acquired service capacity or technology will gain acceptance in the Company's markets. Should the Company's management fail to respond effectively to these challenges, future acquisitions could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Key Personnel

     The Company is dependent to a significant extent on the efforts, direction and guidance of its senior management, including John J. Cassese, the Company's Chairman of the Board, President and Chief Executive Officer, and other key personnel. The Company has entered into employment agreements with its executive officers, each of which contains provisions limiting these employees' rights to compete with the Company and hire its employees. The Company maintains and is the beneficiary under a key person life insurance policy in the amount of $3.8 million with respect to Mr. Cassese. The loss of any of the Company's senior management or key personnel and, in particular, Mr. Cassese, or the inability to attract and retain key management personnel in the future, could have a material adverse effect on the Company's business, operating results and financial condition.

Risks Associated with India Joint Venture

     The Company is seeking to leverage its relationship with Birla Horizons International, an India-based joint venture between National Engineering Industries Limited ("NEI"), an affiliate of The Birla Group, and the Company (the "Joint Venture") to provide lower-cost, offshore solutions services to its clients. The Board of Directors of the Joint Venture, consisting of an equal number of representatives of the Company and NEI, controls and manages the business of the Joint Venture. In the event of a deadlock among the Board of Directors of the Joint Venture which is not resolved within 15 days, the Company or NEI may terminate the Joint Venture by giving 30 days notice to the other party. If the Joint Venture is terminated as a result of such a deadlock, the non-terminating party will have the right to purchase the terminating party's shares in the Joint Venture at fair market value for a period of 30 days. If the non-terminating party does not purchase such shares during the 30 day period, the terminating party will be entitled to sell its shares in the Joint Venture to a third party. There can be no assurance that the Board of Directors of the Joint Venture will not become deadlocked or that, as a result of such deadlock, the Company or NEI will not have a right to terminate the Joint Venture. Any termination of the Joint Venture, whether arising from a deadlock of the Board of Directors or otherwise, could result in the loss of the Company's offshore outsourcing capabilities. Such a loss could have a material adverse effect on the Company's business, operating results and financial condition.

     Since the Company does not directly oversee the services provided by the Joint Venture, there can be no assurance that such services will be of the same quality as the services provided by the Company. To the extent that there are delays or problems with deliverables provided by the Joint Venture, the Company's relationships with its clients may be adversely affected and the Company may be required to incur expenses to remedy any problems that arise as a consequence, either of which could have a material adverse effect on the Company's business, operating results and financial condition. The Company encountered problems of this nature in connection with an early project involving the Joint Venture's resources. Furthermore, the Company must maintain active satellite communications between its offices and the Joint Venture's offices in order to effectively leverage its relationship with the Joint Venture.
Any disruption of the Company's ability to transmit voice and data through satellite communications to India over a prolonged period of time could have a material adverse effect on the Company's business, operating results and financial condition.

     In addition, the Joint Venture is subject to the risks associated with doing business in India. India's central and state governments are significantly involved in the Indian economy as regulators. In the recent past, the government of India has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in certain sectors of the economy. Certain of these benefits that directly affect the Joint Venture include, among others, tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. Changes in the business or regulatory climate of India could have a material adverse effect on the Joint Venture's business, operating results and financial condition. In addition, India has experienced significant inflation, shortages of foreign exchange and has been subject to civil unrest. Changes in inflation, interest rates, taxation or other social, political, economic or diplomatic developments affecting India in the future could have a material adverse effect on the Company's business, operating results and financial condition.

Increasing Significance of Non-U.S. Operations and Risks
Associated with International Operations

     The Company anticipates that over the next several years it will increase its investment in international operations and that an increasing percentage of its revenues may be generated outside of the U.S. The Company's international operations depend greatly upon business, immigration and technology transfer laws in those countries, and upon the continued development of technology infrastructure. As a result, the Company's business is subject to the risks generally associated with non-U.S. operations including, unexpected changes in regulatory environments, difficulties in managing international operations, dependence on foreign partners, fluctuations in currency exchange rates, longer accounts receivable payment cycles and greater difficulties in collecting accounts receivable, potential foreign tax consequences, including the impact of repatriation of earnings, tariffs and other trade barriers, political unrest and changing conditions in countries in which the Company's services are provided or facilities are located. If any such factors were to render the conduct of business in a particular country undesirable or impracticable, there could be a material adverse effect on the Company's business, operating results and financial condition.

Risks Associated with IT Industry Trend Toward Preferred Vendor
Relationships

     To reduce their need to manage a large number of IT service providers and to obtain more favorable pricing, certain businesses are seeking to use a limited number of "preferred vendors." The Company believes that this trend toward preferred vendors will become increasingly common in the marketplace, may result in pricing pressure and will decrease the number of available business opportunities. The Company is aggressively pursuing preferred vendor contracts in order to obtain new or additional business from large clients. However, there can be no assurance that the Company will be awarded preferred vendor contracts, and the Company's inability to win such contracts could have a material adverse effect on the Company's business, operating results and financial condition. In addition, while preferred vendor contracts often generate higher volumes, they may result in lower gross margins. As a result, there can be no assurance that the Company will be able to maintain its gross margin if it is awarded preferred vendor contracts. The Company's inability to sustain its gross margins on such contracts could have a material adverse effect on the Company's business, operating results and financial condition.

Risk of Increased Government Regulation of Immigration

     The Company and the Joint Venture in the past have relied and in the future expect to rely increasingly upon attracting and retaining individuals with technical and project management skills from other countries. There is a limit to the number of new H-1B petitions that the Immigration and Naturalization Service may approve in any government fiscal year, and in years, such as this year, in which the limit is reached, the Company may be unable to obtain H-1B visas necessary to bring critical foreign employees to the U.S. Compliance with existing U.S. immigration laws, or changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain H-1B employees in the U.S., could increase competition for technical personnel and increase the Company's cost of recruiting and retaining the requisite number of IT professionals which could have a material adverse effect on the Company's business, operating results and financial condition.

Risks Related to Intellectual Property Protection

     The Company relies primarily upon a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual arrangements to protect its proprietary rights. In addition, the Company has applied for one patent in the U.S. related to Time Engineer, a tool which automates certain aspects of the 28 year windowing approach to Year 2000 remediation. There can be no assurance that a patent will be issued pursuant to this application or that, if granted, such patent would survive a legal challenge to its validity or provide significant protection to the Company. Despite the Company's efforts to protect its proprietary rights, there can be no assurance that the steps taken by the Company will be adequate to deter misappropriation of its proprietary information, that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights or that the Company's competitors will not independently develop similar technology.

     While the Company to date has not received any claims that its intellectual property rights infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, that the assertion of such a claim will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms.
The risk of infringement claims against the Company will increase if other parties are able to successfully obtain patents for software products and processes related to the Company's business. In particular, the Company is aware of one issued patent related to a particular method for addressing the Year 2000 problem. If that patent were asserted against the Company and found to be valid, enforceable and infringed by the use of Time Engineer, the Company could be subject to a claim for damages and could be prevented from offering any service or product which uses or incorporates Time Engineer unless it is able to obtain a license on commercially reasonable terms. The Company's revenues to date from the use of Time Engineer have not been material and the Company does not expect such revenues to be material in the future. Any such claims, regardless of their outcome, could result in substantial cost to the Company, require the Company to modify the manner in which it provides services and divert management's attention from the Company's operations, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

Potential Liability to Clients

     Much of the Company's business involves projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. While the Company attempts to contractually limit its liability for damages arising from its IT services, there can be no assurance the limitations of liability set forth in its service contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. While the Company currently maintains general liability insurance, including coverage for errors and omissions, there can be no assurance that the Company will avoid significant claims and attendant publicity. Furthermore, there can be no assurance that the Company's insurance coverage will be adequate or that such coverage will remain available at acceptable costs. Successful claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, operating results and financial condition.

Employment Liability Risks

     As a provider of staffing services, the Company places employees (and independent contractors) at its clients' businesses. Risks associated with this activity include possible claims of discrimination and harassment, liabilities for errors and omissions by the Company's employees (and independent contractors), misuse of client proprietary information or intellectual property, injury to Company or client employees, misappropriation of client property, other criminal activity, torts and other similar claims. In certain circumstances, the Company may be held responsible for the actions of persons not under the Company's direct control. While the Company has not had significant problems with respect to such employment liability, there can be no assurance that the Company will not experience such problems in the future.

Potential Volatility of Stock Price

     The trading price of the Company's Common Stock has been subject to significant fluctuations in the past. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, particularly among technology companies, which often have been unrelated to the operating performance of particular companies. Any announcement with respect to any unfavorable variance in revenues or net income from levels generally expected by securities analysts or investors for a given period would have an immediate and significant effect on the trading price of the Common Stock. In addition, factors such as announcements of technological innovations or new services or products by the Company, its competitors or other third parties, rumors of such innovations or new services or products, changing market conditions in the IT services industry, changes in estimates by securities analysts, announcements of extraordinary events, such as acquisitions or litigation, or general economic conditions may have a significant impact on the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such companies. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a significant diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition.

Anti-Takeover Provisions

     The Company's Board of Directors has the authority to issue up to 150,000 shares of Preferred Stock and to determine the rights, preferences, privileges and restrictions, including voting and conversion rights of such shares, without any further vote or action by the shareholders. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue Preferred Stock. The Company is also subject to the anti-takeover provisions of Section 912 of the New York Business Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The application of Section 912 could have the effect of delaying or preventing a change in control of the Company. In addition, the Company has adopted a shareholder rights plan or "poison pill" which would have certain anti-takeover effects. The distribution of the Preferred Stock Purchase Rights, under the terms of the Rights Agreement dated July 9, 1989, as amended, would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company. Furthermore, the Company's option plans also provide for acceleration upon certain events resulting in changes of control. Each of the foregoing provisions could delay or make more difficult a merger, tender offer or proxy contest involving the Company. There can be no assurance that such provisions will not have an adverse effect on the value received by the holders of the Company's Common Stock.


                         THE COMPANY

General

     Increasingly, organizations are addressing issues such as the need to improve quality, shorten time to market and reduce costs by utilizing IT solutions that facilitate rapid and flexible collection, analysis and dissemination of information. As a result, an organization's ability to effectively utilize new IT solutions in a cost-effective manner has become critical in today's increasingly competitive business environment. During this time of increasing reliance on IT, rapid technological change and other challenges, such as the need for Year 2000 conversions, have strained the capabilities of the internal IT departments within these organizations. As a result of these factors and the need to focus their resources on core competencies, large corporations are increasingly outsourcing these functions to third party vendors of IT services. International Data Corporation ("IDC") estimates that worldwide outsourcing spending was approximately $86 billion in 1996, and projects that such spending will grow to $140 billion in 2001. Furthermore, the Gartner Group estimates the worldwide cost of fixing the Year 2000 problem to be between $300 and $600 billion.

     The Company markets its services primarily to Fortune 500 companies with significant information technology budgets and recurring staffing or software development needs. In 1996, the Company provided services to over 450 clients, including AT&T, Chase Manhattan Corporation, Citicorp, Dow Chemical Company, Florida Power & Light Company, Ford Motor Company, International Business Machines Corporation, MCI Communications Corporation, NYNEX Corporation and Prudential Insurance Company of America. The Company has been successful in generating repeat business from existing clients, with more than 90% of billings (excluding billings of certain subsidiaries) in each of 1994, 1995 and 1996 having been generated from clients that were also clients during the prior year. The Company believes that its ability to offer a broad range of staffing and solutions services and its established relationships with many Fortune 500 companies provide it with significant advantages in the IT services market.

     As of September 30, 1997, the Company had approximately 2,800 billable consultants (including independent contractors). The Company provides staffing and solutions services through a network of 45 branch offices located in 21 states, the District of Columbia, Canada, England and India (including the offices of the Company's India-based joint venture). The Company maintains an internal staff of over 100 recruiters and believes that its ability to attract, motivate and retain highly skilled IT professionals on a large scale is a core competency.

     The Company's objective is to be the leading provider of comprehensive IT staffing and solutions services to major corporations. To achieve this objective, the Company is seeking to: (i) maintain the Company's leadership position in its core staffing business; (ii) increase its higher margin Year 2000 services business; (iii) develop new strategic solutions offerings; (iv) expand its base of staffing and solutions clients; and (v) expand its geographic presence through opening new offices, acquisitions and strategic partnerships or alliances.

     The Company's principal executive offices are located at 49
Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495,
(973) 299-4000.

Recent Developments

     On December 19, 1997, the Company acquired CG Computer Services Corporation ("CG"), a regional provider of IT provisioning and staffing solutions primarily on the West Coast of the United States. Pursuant to the acquisition, CG was merged into a wholly-owned subsidiary of the Company and each share of CG common stock was converted into .79033 shares of Company Common Stock.


                    SELLING STOCKHOLDERS

     The following table lists the names and business addresses of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of January 15, 1998, the percentage that such shares represented of the total number of outstanding shares of Common Stock as of that date, and the number of Offered Shares being offered by each Selling
Stockholder pursuant to this Prospectus.   Each Selling
Stockholder acquired the Offered Shares in connection with the Company's acquisition of a business owned, in part, by such Selling Stockholder. Following the sale of the Offered Shares, none of the Selling Stockholders will hold greater than one percent of the outstanding shares of Common Stock. Unless otherwise indicated, each Selling Stockholder in the table has sole voting and investment power as to the Offered Shares shown as being owned by such person.


                                                       Offered
Name and Address              Number    Percent        Shares
----------------              -------   -------        -------

Alan R. Grushcow              276,615   1.00           276,615
341 South Almont Drive
Beverly Hills, California 90211

Sabina Ephraim                290,051   1.05           290,051
16556 County Line Road
Capron, Illinois 61012


                         MANNER OF SALE

     This Prospectus, as appropriately amended or supplemented, may be used from time to time by the Selling Stockholders to offer and sell the Offered Shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

     Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq National Market (the "NMS"), in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NMS, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NMS, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

     The Company has agreed to indemnify each Selling Stockholder under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


                            EXPERTS

     The consolidated financial statements and schedule included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1996, which are incorporated by reference in this Prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the period indicated in their report with respect thereto and are incorporated herein in reliance upon such report given the authority of said firm as experts in accounting and auditing.




                         LEGAL MATTERS

     The validity of Offered Shares of Common Stock has been passed upon for the Company by Proskauer Rose LLP, counsel to the Company.




                              PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The expenses in connection with the distribution of the securities being registered hereunder (all of which are already outstanding) are:


Securities and Exchange Commission registration fee . .$ 6,556.27

Accounting fees and expenses  . . . . . . . . . . . . . .5,000.00

Legal fees and expenses (other than Blue Sky
  fees and expenses) . . . . . . . . . . . . . . . . . .15,000.00

Miscellaneous  . . . . . . . . . . . . . . . . . . . . . 2,000.00

                                                      -----------

     Total . . . . . . . . . . . . . . . . . . . . .  $28,556.27

                                                      ==========


     All amounts except the Securities and Exchange Commission registration fee are estimated.

Item 15.  Indemnification of Directors and Officers

     The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") provides, as permitted by Section 402(b) of the New York Business Corporation Law (the "BCL") that no director shall be personally liable to the Company or any shareholder for damages for any breach of duty as a director, provided that the Certificate of Incorporation does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated Section 719 of the BCL.

     The Certificate of Incorporation also provides, in accordance with Section 722 of the BCL, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, (1) is or was a director or officer of the Company or (2) is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent), shall be indemnified and held harmless by the Company to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators, provided, however, that, except for actions brought to enforce such indemnification rights, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in the Certificate of Incorporation is a contract right and includes the rights to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if the BCL requires, the payment of such expenses incurred by a director or officer in his capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so advanced as to which it shall ultimately be determined that such director or officer is not entitled to be indemnified.

     The Certificate of Incorporation further provides, in accordance with the BCL, that the indemnification rights provided therein are not exclusive of any other rights that any person may have, and that the Company may, subject to certain restrictions imposed by the BCL, maintain insurance to protect itself and its officers and directors against expenses, liabilities and losses, whether or not the Company would be permitted to indemnify such person against such expenses, liabilities and losses under the BCL.

     The Company currently has a $15,000,000 directors' and officers' liability insurance policy.

Item 16.  Exhibits and Financial Statements

     Exhibit 5.1    Opinion of Proskauer Rose LLP regarding
                    legality (filed herewith).

     Exhibit 23.1   Consent of Grant Thornton, LLP

     Exhibit 23.3   Consent of Proskauer Rose LLP (included in
                    Exhibit 5.1).


Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain Lakes, State of New Jersey on January 15, 1998.



                              Computer Horizons Corp.

                              By: /s/ John J. Cassese
                              --------------------------------
                              John J. Cassese
                              President, Chief Executive
                              Officer and Chairman

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Capacity                Date
---------                --------                ----
/s/ John J. Cassese      Chairman of the         January 15, 1998
----------------------   Board, Chief Executive
John J. Cassese          Officer, President and
                         (principal executive
                         officer)

/s/ William J. Murphy    Executive Vice          January 15, 1998
-----------------------  President, Chief
William J. Murphy        Financial Officer
                         principal financial and
                         accounting officer)

/s/ Thomas J. Berry      Director                January 15, 1998
-----------------------
Thomas J. Berry



/s/ Rocco J. Marano      Director                January 15, 1998
-----------------------
Rocco J. Marano

                        EXHIBIT INDEX

Exhibit No.    Description                             Page No.
-----------    -----------                             --------
5.1            Opinion of Proskauer Rose LLP
               regarding legality (filed herewith).

23.1           Consent of Grant Thornton, LLP.

23.3           Consent of Proskauer Rose LLP
               (included in Exhibit 5.1).













                                                  Exhibit 5.1

                                   January 15, 1998

Computer Horizons Corp.
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046

Ladies and Gentlemen:

     We are acting as counsel to Computer Horizons Corp., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3, as amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, relating to the registration of 566,666 shares (the "Shares") of the common stock, par value $.10 (the "Common Stock"), of the Company. The Registration Statement relates to the offer and sale of up to 566,666 of the Shares by certain selling stockholders.

     We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


PROSKAUER ROSE LLP



By: /s/ ROBERT A. CANTONE
-----------------------
    A member of the firm



                                                  Exhibit 23.1

          CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS


We have issued our report dated January 27, 1997, accompanying the consolidated financial statements of Computer Horizons Corp. appearing in the 1996 Annual report of the Company to its shareholders incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1996, and our report dated January 27, 1997, accompanying the financial statement schedule included in that Form 10-K, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP
/s/Grant Thornton LLP
Parsippany, New Jersey
January 15, 1997




              [Letterhead of Proskauer Rose LLP]



January 15, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

          Re:  Computer Horizons Corp.
               Registration No. 333-
               -----------------------

On behalf of our client, Computer Horizons Corp. (the "Company"), we herewith transmit for filing pursuant to the Securities Act of 1933 the Company's Registration Statement on Form S-3.

If the Staff has any questions or requires additional information, please do not hesitate to call the undersigned at 212.969.3652.

Respectfully,

/s/ RHONDA M. EDWARDS
Rhonda M. Edwards

cc:  Dennis DiVenuta
     General Counsel
     Computer Horizons Corp.